UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 27, 2017

Jacobs Engineering Group Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-7463	95-4081636
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1999 Bryan Street, Suite 1200, Dallas, Texas	75201
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (214) 583-8500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 27, 2017, the Board of Directors (the “Board”) of Jacobs Engineering Group Inc. (the “Company”) approved the Jacobs Engineering Group Inc. Executive Deferral Plan (the “EDP”) for the benefit of certain members of management and highly compensated employees of the Company and its subsidiaries selected by the Board or a committee of the Board (the “Committee”). The EDP is effective on January 1, 2018 and replaces the Company’s 2005 Executive Deferral Plan (the “2005 Deferral Plan”) with respect to compensation deferred under the plan that in the absence of a deferral election otherwise would be received by the participant on or after January 1, 2018, including, for the avoidance of doubt, equity awards granted after the date of adoption of the EDP but prior to January 1, 2018. The 2005 Deferral Plan will continue to govern compensation deferred after December 31, 2004 and before January 1, 2018. The material terms of the EDP are consistent with those of the 2005 Deferral Plan except that the EDP (i) does not apply to non-employee directors of the Company, (ii) permits participants to defer receipt of payments pursuant to equity awards and (iii) permits employer contributions.

Under the terms of the EDP, a participant may elect, in accordance with Section 409A of the Internal Revenue Code, to defer receipt of a fixed percentage of his or her base salary, annual bonus, and stock or cash payments made pursuant to an equity award granted to the participant under the Company’s 1999 Stock Incentive Plan (or another Company-sponsored equity plan) (“Equity Pay”). Amounts deferred are withheld at the time the cash or stock otherwise would have been provided to the participant. The Company or its subsidiaries may elect to make an employer contribution in any year to a participant’s account in an amount and subject to conditions as determined in their sole discretion.

Amounts deferred by a participant are payable to the participant (or his or her designated beneficiary, if applicable) in a lump sum or in up to fifteen annual installments, as elected by the participant with respect to each deferral, upon the participant’s retirement or death while employed by the Company or a subsidiary of the Company. If permitted by the Committee, a participant may select a specified date to receive any deferral in a lump sum. A participant’s entire account is payable in a lump sum if the participant experiences a separation from service as defined in Section 409A of the Internal Revenue Code prior to his or her death or retirement. A participant’s account may also be payable in a lump sum upon termination of the EDP, to the extent consistent with Section 409A of the Internal Revenue Code. Payment dates may be deferred if needed to avoid the loss of a Company tax deduction under Section 162(m) of the Internal Revenue Code.

On September 27, 2017, the Board also approved the Jacobs Engineering Group Inc. Directors Deferral Plan (the “DDP”) for the benefit of non-employee outside directors of the Company. The DDP is effective as of January 1, 2018 and replaces the 2005 Deferral Plan with respect to any benefits provided therein to directors. The DDP permits participants to defer director fees and receipt of payments pursuant to equity awards. The other material terms of the DDP are consistent with those of the EDP, except that (i) the DDP does not permit contributions by the Company to directors’ accounts and (ii) the DDP permits participants to elect additional forms of, and times for, payment, subject to approval by the Committee.

The foregoing summaries of the EDP and the DDP are qualified in their entirety by reference to the EDP and the DDP, which are attached hereto as Exhibits 10.1 and 10.2, respectively, and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Exhibit Description

10.1†	Jacobs Engineering Group Inc. Executive Deferral Plan, effective January 1, 2018

10.2†	Jacobs Engineering Group Inc. Directors Deferral Plan, effective January 1, 2018

†	Management contract or compensatory plan or arrangement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 2, 2017

JACOBS ENGINEERING GROUP INC.

By:	/s/ Kevin C. Berryman
Kevin C. Berryman
Executive Vice President
and Chief Financial Officer

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